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                                                        EXHIBIT NO. 99.10(a)

INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Post Effective Amendment No. 37 to Registration Statement No. 33-1657 of MFS Series Trust X, of our report dated September 6, 2001 appearing in the annual reports to shareholders for MFS Income Fund, MFS High Yield Fund, and MFS European Equity Fund, MFS International ADR Fund and MFS Government Mortgage Fund (each a series of MFS Series Trust X) for the year ended July 31, 2001, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Auditors and Financial Statements" in the Statement of Additional Information, both of which are part of such Registration Statement.


DELOITTE & TOUCHE LLP
----------------------
Deloitte & Touche LLP


Boston, Massachusetts
November 26, 2001